WABASH NATIONAL
Moderator: William Greubel
04-30-03/9:00 AM CT
Confirmation # 2114223

WABASH NATIONAL

Moderator: William Greubel
April 30, 2003
9:00 am CT

Operator:	Welcome to the Wabash National First Quarter Financial Results Conference Call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct the question and answer session. At that time, if you have a question, please press the 1, followed by the 4, on your telephone.

As a reminder, this conference is being recorded, Wednesday, April 30, 2003. I would now like to turn the conference over to William Greubel, President and Chief Executive Officer for Wabash National. Please go ahead, sir.

William Greubel:	Thank you. Good morning. Before we begin, I would like to make an important announcement as with all of these types of presentations. This morning’s contained certain forward information, including statements about the company’s prospects, the industry outlook, backlog information, financial condition, and the like.

As you know, actual results could differ materially from those projected in the forward-looking statements. These statements should be viewed in light of cautionary statements and risk factors set forth from time to time in the company’s filings with the Security and Exchange Commission.

WABASH NATIONAL
Moderator: William Greubel
04-30-03/9:00 AM CT
Confirmation # 2114223

Welcome to Wabash National’s First Quarter Earnings Call. I’m Bill Greubel, CEO, on the conference room. With me this morning are Mark Holden, our Chief Financial Officer, and Dick Giromini, our Chief Operating Officer of Wabash National Corporation. I’d like to welcome all listeners on today’s telephone conference call, as well as those listening live via the Wabash National Internet Site Webcast.

We have much covered today and we’ll try to provide as much information as possible. I will comment on the (unintelligible) for the industry condition in our business, Dick, will discuss our critical operation initiatives, after which, Mark, will review and discuss the first quarter 2003 financial results and financial condition of the company. At the conclusion of the prepared portion of our presentation, we will open the call for questions from the listening audience.

As an industry update, industry production for trailers only in Q1 03 was 42,700 units, up 88%, compared to Q1 02, but up only 8%, quarter over quarter. Two thousand and two was indeed the year in which the industry demands (growth) most notably in the first quarter.

Q1 03 continued to slow road to recovery. Q1 03 showed an annualized build rate for trailer only products of 171,000 versus a 136,000 trailer only units built in 2002. A 26% increase in line with our estimates for 2003.

Net orders for trailer only were approximately 48,800 units, a 43% increase over Q1 02 and a 15% increase over Q4 02. Please keep in mind that these orders may represent requirements of a broad time line and should be viewed as a trend only.

WABASH NATIONAL
Moderator: William Greubel
04-30-03/9:00 AM CT
Confirmation # 2114223

While build rates are still below rates that we believe are replacement level — the trend is nonetheless very encouraging although tempered with caution. Wabash market shares of production remains consistent at 20%. This is especially favorable given the following reasons; the majority of our partners have not placed any significant orders for 2003. As such, our share of non-partner fleet has improved. We believe that our partners will place new orders as the industry continues to consolidate and the future of the economy becomes clear. Our new line 4 — sheet and post is now up and running, which allows us to participate selectively in a market segment we have been constrained by capacity and a poor cost structure.

We continue to see our competition bid to fill plant capacity, although the industry is experiencing increased demand and increased production rates, pricing is generally worst today than a year ago. We continue to be disciplined in our pricing strategies on both new and used trailers.

We continue to see a combination of weak economic activity in the trucking industry that is more disciplined and adding capacity. All fleets continue to be hammered by high fuel and insurance charges. We believe shippers will experience shortages of capacity in 2003, which should facilitate further rate increases enhancing over all industry profitability particularly at our primary customer base, which historically has accounted for approximately 40% to 50% of our demand.

In addition, there are some signs of the dynamics of the freight industry are turning. As new orders for durable goods rose 2% in March, the second increase in three months. As an additional sign of improving fundamentals, demand for computers and electronic products rose 4% in March, indicating businesses maybe increasing their spending, according to the US Commerce Department.

WABASH NATIONAL
Moderator: William Greubel
04-30-03/9:00 AM CT
Confirmation # 2114223

In a recent survey conducted by Bear Sterns, a hundred public and private truckload, less than truckload, and leasing companies were contacted. Of the 25 respondents, capital spending is expected to rise 19% on average 2003, compared to 2002, despite a drop in tractors spending. Trailer CAPEX is expected to rise substantially. This is based on only 25 respondents. It is another data point which validates the belief that trailer demands, still has quite a bit of upside to go.

Most of our core partners’ respected businesses continue to improve. Wabash National continued to enjoy excellent relationships with the key freight providers in North America. Industry forecast for trailers only (unintelligible) February 2003 five-year outlook is as follows; in 2003, it was a 182,000, it has now been revised up to 190,000; 2004 233,000; 2005 256,000; as a reference in 2002, we read 136,000.

We stated in the last conference call, our estimate for trailer only builds in 2003 was a 166,000 for the industry. At this time, we still believe 190,000 units is to aggressive, but we are now raising our forecast for the industry to 170,000 to 175,000 units in 2003. I believe some of the demand experienced in 2003, are dealers placing orders to hold slots with OEM’s in case demand takes off.

Looking at the first quarter, obviously, we are very pleased to be able to report a profitable quarter, the first, since Q3 2000. In Q3 2000, the company had $346 million in revenue with the growth gross profit margin of 8.5%, in a profit of $5 million. In Q1 ‘03, seasonally, the weakest quarter of the year, the company had $224 million in revenue, with the gross profit margin of 10%, and a profit $1.5 million. This compares and shows that with a 35% decline in revenue of approximately $120 million, gross profit margins are

WABASH NATIONAL
Moderator: William Greubel
04-30-03/9:00 AM CT
Confirmation # 2114223

running ahead of previous peaks. Our focus during Q1 03 was simply the continuation of the progress established in 2002.

To date we have taken out over $15 million in costs on annualized basis during the past 12 months. Of the $50 million in cost reduction, approximately $40 million was achieved in our manufacturing operation, another $10 million in reduced interest cost thru debt reduction, with the balance coming from a retail operation through the closing of under performing locations.

Mark will cover more detail our Q1 03 results. What’s more exciting is that we continue to see added momentum building for additional improvement throughout 2003. In the interest of time, I will briefly discuss our branch operation to let Dick cover the excellent work done by his crew in operation.

Branch operations continue to remain a wild card in our business. I believed we have made good progress in defining our business model; we are putting together an organization that executes this model. Over the course of the year, we will see continuous quarterly improvement; much work remains to be accomplished.

Next to an upswing on orders, success at our branch network can greatly impact our results going forward. It continues to get a lot of attention. Dick will now follow with the discussion on our operation. Dick?

Richard Giromini:	Thanks, Bill.

Once again, it has become our custom, I’d like to briefly share with all of you, updates relative to our drive to an operational excellence and leadership in our industry. Consistent with past discussions, our focus continues in five key

WABASH NATIONAL
Moderator: William Greubel
04-30-03/9:00 AM CT
Confirmation # 2114223

areas, safety, quality, delivery, productivity, and cost reduction. When we talk about safety, we are not only speaking of our number one priority, but our number one value as an organization.

The safety of our associates stands above all of our other improvement efforts. That said, we continue to work intently on making our workplace the safest, cleanest, brightest, and best organized it can be. Safety improvement continues to be a key ingredient of each of our continuous improvement workshops as we identify and eliminate hazards.

For example, a plant wide interior painting program is well underway, and we continue with our lighting improvements in all of our facilities. Additionally, specialized safety awareness training is now being provided to all of our manufacturing management teams. Results continue to be encouraging, with our recordable incidents in January and again in March, the best performance in the past year. And with April coming to a close, it appears that we will be able to report our best performance yet, with a recordable incidents projected level, which will represent an improvement in excess of 70% from the levels we experienced mid last year. However, I can assure you that I won’t rest until we achieve the industry benchmarks status that I outlined for you last fall.

In the quality arena, we continue to make progress, as I’ve stated in previous calls, our goal is to establish Wabash, as the benchmark for quality in the industry. Many customers continue to comment that our recent quality is the best that they’ve experienced from Wabash. However, we still are not satisfied. The occasional lapse still occurs indicating a need to continue to enhance our control and containing systems while concurrently working on increasing the robustness of our assembly processes. To this end, we recently introduced an 18 point final inspection review which is much more critical

WABASH NATIONAL
Moderator: William Greubel
04-30-03/9:00 AM CT
Confirmation # 2114223

than previous approaches. We continue to work with our associates and educating all on our expectations of what constitutes acceptable product to assure that they are properly armed with the skills and knowledge they need to perform effectively.

Under our new tougher acceptance criteria, we have still improved our first pass yield performance to 63% and remain committed to achieve our target of 95%, first pass yield this year.

Our third area of focus, on time delivery continues to be an on going success, meeting our objective attaining a 100% schedule attainment overall. We are now achieving this with only limited overtime, mostly focused on work in process inventory management.

To further enhance our support to our customers, we are now developing a new on time delivery metric that will truly measure a delivery performance on a customer by customer basis, order by order. Only with this new metric will we truly achieve total customer satisfaction. Working in conjunction with our MIS group, I expect that this new metric will be fully implemented during the second quarter.

Moving on to our fourth area of focus brings us to productivity enhancement. As I shared with you on the last call, the investment and effort and expense that we made during the fourth quarter of last year, was beginning to yield some very positive results. We have not only sustained the improvements, but continue to make further gains as we work through the second wave of our lean manufacturing improvement process.

A total of a 155 continuous improvement (CI) events have now been completed through the end of the first quarter yielding throughput

WABASH NATIONAL
Moderator: William Greubel
04-30-03/9:00 AM CT
Confirmation # 2114223

improvements of 36% overall, with staffing reductions of 24%. Through the combined efforts of our salaried and hourly associates, who have committed their time, energy, and support to the CI process, we will shortly have the capability to produce 1999 level volumes on a two shift five-day basis in one location, Lafayette, versus three shifts seven days basis in three locations previously.

Additionally, our new freight pro manufacturing line, our line 4 was launched on schedule on March, and is now slowly ramping up to full production.

Finally, in the area of cost reduction, the manufacturing team efforts have yielded approximately $40 million in annualized savings for the company overall during the past nine months. This savings is a combination of labor cost savings through the elimination of non-value added activities, productivity improvements resulting in throughput increases, and purchase of material savings among others. For 2003 alone, we have realized an incremental annualized savings of $10 million overall, as we continue our drive towards operational excellence.

In other areas of our business, we also continue to drive continuous improvement initiatives. Last fall, we discussed our products standardization effort. We are now moving to the next phase where the cross functional team working on standardizing individual components and modules in which there is little or no added value to our customers. This will have the effect of further simplifying the manufacturing process resulting in less complexity, fewer errors, less material inventory, along with many other benefits. Additionally, we are developing improved fabrication and assembly documentation for associates to have on the factory floor, which will enhance their ability to do their jobs more effectively. This will translate into more consistent workmanship and better products for our customers.

WABASH NATIONAL
Moderator: William Greubel
04-30-03/9:00 AM CT
Confirmation # 2114223

In closing, I’ll just say that the results of manufacturing are beginning to speak for themselves. I’m extremely pleased with the efforts of the whole team, and most importantly, their results. They remained focus and supportive with the clear understanding that our work is far from done. Furthermore, they understand that the bar must continue to be raised each and everyday, if we are to achieve our objective of best in class. This is truly beginning to shape up as a break through year for the company.

With that, I’ll now turn the discussion over to our Chief Financial Officer, Mark Holden.

Mark?

Mark Holden:	Thank you, Dick

Our mission continues to be centered on building operational excellence and financial strength. I think it warrants repeating that Q1 03 is the first profitable quarter in over two years. Given an industry that went in to a free fall during 2001, and saw its demand decline by over 50%, Bill, Dick, and I want to acknowledge our people for their efforts over the past two years to turn this company around.

Before I begin unto the detail, I want to refer our listeners to the Wabash National Web site for discussions of any non-GAAP financial measures that I may discuss today.

In first quarter of 2003, total revenues were up 38%, compared to the first quarter of ‘02, based on 74% increase in new units. The increase in new trailer revenues and units were partially offset by decline in used trailer

WABASH NATIONAL
Moderator: William Greubel
04-30-03/9:00 AM CT
Confirmation # 2114223

revenue. Compared to Q4 02, revenues were up 8% on a 15% increase in unit. Net income for the first quarter of 2003 was $1.4 million. These results include costs associated with our debt refinancing amendment of $1.7 million and a $2.8 foreign currency gain associated with our Canadian operations, as a result of the strengthening of the Canadian Dollar. On a net basis, our first quarter of 2003, will then be profitable.

On a revenue basis for the quarter of$223 million based on 9,600 units, that compares to a $161 million and 5,500 units in the first quarter of 02, and $206 million for 8,400 units in the fourth quarter of 02. On a segment basis retail on distribution revenue was $78 million and all based on 1,100 units, manufacturing revenue was $167 million on 9,700 units. Eliminations were $23 million and a little over 1,200 units. On a product line summary, our new trailer revenues were up 70%, compared to first quarter of 02, at a $167 million. Used trailer revenues were down 20%, compared to 02, first quarter, at $20 million, part and service revenues were down 4%, compared to first quarter of 02 at $28 million, and other revenues including rental and leasing and financing, were down 8%, compared to first quarter of 02 at $7 million.

Turning to a gross margin — the gross margin of 10% for first quarter 03, compared to 6% in the fourth quarter 02 and 9% in a third quarter 02. You may recall during the fourth quarter of 02, we noted that our gross margins were impacted by the investments made and overtime and outside contractor cost to achieve certain improvement initiatives Dick has discussed.

We are pleased to say that these investments have more than paid-off and were indeed non-recurring. Overtime — outside contractor costs during first quarter were approximately $1 million; that compares to $4 to $5 million during Q4. From a labor standpoint, our headcount numbers 2,900 associates and 500 temporaries at the end of the first quarter, that compares to

WABASH NATIONAL
Moderator: William Greubel
04-30-03/9:00 AM CT
Confirmation # 2114223

approximately 2,750 associates and 900 temporaries at the end of 02. Overall, our net reduction in our headcount — yet, — our production was up quarter over quarter.

In our first quarter results, our SG&A cost were $15.8 million, that compares to $19.8 million in the first quarter of 02, and $18.8 million in fourth quarter 02. Keep in mind in the first quarter of 03 our SG&A costs included $1.7 million, refinancing cost for professional fees and bank waiver fees. Our SG&A should continue to benefit from our resolution of legacy issues and better control over spending. Interest expense for the first quarter was $7.9 million versus $5.7 million in first quarter of 02, which reflect a full quarter effect of our increased borrowing cost a year ago.

Tax, as you may notice that we did not tax effect our earnings for the quarter. The company currently has approximately a $150 million in NOL’s. As a result of our past losses, we have fully reserved for a tax benefit on our balance sheet with an approximate $70 million tax reserve. To the extent, the company continues to earn a profit; this reserve will be reverse income, as the probability of utilizing this tax benefit becomes greater.

On an EBITDA basis, EBITDA for the first quarter was $16 million. That compares to the break even of EBITDA for the fourth quarter, and a negative $13.4 million EBITDA for first quarter year ago. Depreciation, amortization during the quarter ramped, $6.7 million, CAPEX in the first quarter was $2.3 million. As of March 31, our backlog was approximately $195 million, flat compared to 12/31/02, which will tell you that our build rate and net order rate are in sync, and at this time, we do not anticipate increasing our build rates in Q2 03.

WABASH NATIONAL
Moderator: William Greubel
04-30-03/9:00 AM CT
Confirmation # 2114223

Turning a moment to the balance sheet, cash at the end of the first quarter was $7.4 million; our total liquidity at the end of the first quarter was $61.4 million, which includes our availability under our credits facility. Receivables were $74 million net of March 31, compares to $36 million at the end of 2002, a $38 million increase, which is primarily a function of our increased production during the first quarter and collections at the end of 2002. Inventories remain flat relative to 12/31/02 at a $135 million. Used trailer inventories were $18.6 million at the end of the first quarter on 4,000 units, compared to $22 million or 5,000 units at the end of 02. We continue to see general improving trends of pricing on our used trailers. Our inventories more balanced and the market has improved, however, there is still opportunity to take infrastructure cost out.

Our open fleet trade commitments today is less than $20 million. Our accounts payable in March were roughly $62 million, compared to $61 million at the end of 02. We did witness some tightening of our terms by our suppliers during Q1 as the company was working on its refinancing.

Now that is complete, we anticipate an additional $8 to $10 million in trade credit, by reverting back to our normal trade terms. From a liquidity and financial conditions standpoint, our total debt today amount to approximate $357 million, both on balance sheet and off balance sheet; that compares to $367 million at the end of 02, our goals remains for 03 to pay down over $100 million dollars in debt. During the first quarter on a net basis, we had $10 million of debt paid down despite an increase of approximately $35 million in working capital. As we have announced, and as I’ve stated, we were successful in completing our refinancing and amendment process in April. As result of those negotiations, our new covenants are as follows: our minimum consolidated equity covenant at the end of March 2003 is $40 million. Our actual equity is $75.5 million.

WABASH NATIONAL
Moderator: William Greubel
04-30-03/9:00 AM CT
Confirmation # 2114223

Our maximum leverage average ratio covenant is 0.95; actual leverage ratio at the end of the first quarter was 0.82. Our minimum EBITDA covenant for the three months ended March 31, 03 is 0 and our actual EBITDA for the first quarter was $16 million.

The requirements of our EBITDA covenant for remainder of the year, the EBITDA covenant steps up to $5 million at the end of June, and then $15 million at the end of September, and a minimum of $20 million at the end of this year, as defined under our credit agreement. There are certain add backs permitted with our lenders, these add backs are included loss on sale of assets and a general, $10 million, add back for non-cash charges.

We’ve also committed to arrange a refinancing by January 15, 2004 with current lenders. Most of our debt matures by the end of the first quarter of 04. Our CAPEX is limited to $4 million for 2003. As a result of the amendment and the changes in our covenant, our pricing on our debt increases by 50 basis points effective April 15, and we incurred fees of $2.6 million with our lenders, of which $600,000 of the fees was expensed in the first quarter of 03 and included in the $1.7 million of costs, I referenced earlier.

The remaining $1.9 million of fee will be capitalized and amortized over the next 12 months. From a debt standpoint, we continue to pursue all opportunities to de-leverage the balance sheet including the divestiture of non-core assets. We have (unintelligible) but we believe we can achieve over $100 million total debt pay down in 2003 through divestitures, cash flow from operations and working capital improvement.

We are currently in talk with two firms interested in our rental and leasing business and our parts distribution business. It’s still premature to speculate

WABASH NATIONAL
Moderator: William Greubel
04-30-03/9:00 AM CT
Confirmation # 2114223

on the outcome, however, our actions do included, the sale or liquidation of the fleet, our rental fleet on our own.

We do anticipate completing a refinancing of our entire debt later this year. With that, I’ll turn it back to Bill, for wrap up.

William Greubel:	Thanks, Mark. I appreciate what you guys have done. It’s certainly been very hectic first quarter in the finance side of the business. The associates of Wabash National should be applauded for a great job in turning this business around. We’re continuing the positive momentum achieved today to remain focused on the task at hand. We all realize a couple of million dollars in profit isn’t our ultimate goal. I will say and I have heard that it sure feels good though. And we remain committed to creating shareholder value, we believe that our best course is to proactively pay down debts and establish a sound track record of earnings growth throughout this cycle.

We intend to continue to execute our plan and make this happen. We’re just now beginning to see the potential opportunity for this company and it’s very encouraging. I’d like to thank you in behalf Mark, Dick, and myself, and at this time we’d like to open the call up for any questions.

Operator:	Thank you. Ladies and gentlemen if you would like to register a question, please press the 1 followed by the 4 on your telephone. You will hear a 3 tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3. If you are using a speakerphone please, lift your handset before entering your request. One moment please, for the first question.

Our first question comes from the line of (Mike Harris) with Robert W. Baird. Please proceed with your question.

WABASH NATIONAL
Moderator: William Greubel
04-30-03/9:00 AM CT
Confirmation # 2114223

(Mike Harris):	Good morning gentlemen.

Man:	Good morning, (Mike).

(Mike Harris):	Mark, you commented that you expected the build rate in Q2 to be similar to Q1, so I just want to make sure, does that imply that Q2 revenues for the manufacturing segment are likely to be flat with Q1?

Mark Holden:	I think that’s what we’re trying to infer.

(Mike Harris):	Okay. Just wanted to verify that. Just a question under demand environment, you went over the industry order data for Q1, which if you annualize it, it’s about 195,000 units, yet based on your commentary, it appears that the demand environment is only modestly improving. I realize, you know, there is the issue with your larger customers are not making significant orders yet in 2003. Just want to talk about or ask you if there’s some market share issues going on with Wabash where the company has decided to walk away from certain less profitable business?

Man:	Mike, we’re constantly — the way we look at it is everything we bid on, now, we want to make money. Does that mean we’re walking away from some business — we’ve already talked a little bit about FEDEX, we did walk away from that business or actually they walked away from us on the basis of pricing. I’m pleased to say that we did pick up a portion of that order. It did come back to us and gave us some Dura plate orders for that.

Man:	(Unintelligible).

WABASH NATIONAL
Moderator: William Greubel
04-30-03/9:00 AM CT
Confirmation # 2114223

Man:	And yes there was no further price discussion on that basis. I think really, the issue here is as far as the whether we get to 190,000 I think that will depend upon the big fleets whether they come in or not. And I think certainly ACT believes that SWIFT and the Werner and then the other big fleets are going to be entering the market this year. I think somewhat cautiously optimistic that, that will happen, but, until we get an order in hand, I think we’re going to stay with our forecast of 170,000 to 175,000.

(Mike Harris):	Okay, great. Switching gears here, and the retail and distribution segment, is it possible to give us an appreciation for the level of sales needed in this division in order to achieve break even in terms of profitability?

Man:	I think there’s a lot of things that could happen, first, just from a process function within the organization, there are some costs and productivity that we can do that will help underline our improvement. And we’ll probably see that in the next quarter or so, but as the industry starts to take off, you will see the branch operations improve. I’m going to take it if I get it but there are just so many fundamentals things still with our branch operations that need to be corrected, that we’re out right now. It’s premature for me to say what breakeven is.

Mike Harris:	Okay, that’s fair enough.

Man:	We do expect, as I said to see incremental improvement quarter after quarter and my guess is that sometime by the end of the year we’ll be in the block.

(Mike Harris):	Okay, great. Just — regarding the build for the quarter, Mark, you gave a lot of data; I didn’t hear you say how many units were built during the quarter. Do have that number or at a minimum what the unit build rate was in the quarter?

WABASH NATIONAL
Moderator: William Greubel
04-30-03/9:00 AM CT
Confirmation # 2114223

Mark Holden:	Yeah. The total build for the first quarter was 48,364.

Man:	That’s for the industry.

Mark Holden:	That’s for the industry.

(Mike Harris):	I’ve been looking specifically for Wabash?

Man:	Wabash.

Man:	Our build versus ship approximated each other, (Mike), I would say plus or minus, they wasn’t a wide disparity. I don’t have the build number in front of me.

(Mike Harris):	All right, regarding your debt reduction goals for 2003, you’re still working at debt pay down of over a $100 million; can you quantify the level of reduction targeted specifically through cash generated from operations?

Man:	Yeah

(Mike Harris):	In other words, independent of divestiture proceeds.

Man:	No. I would say at this time, we’ve not quantified that, (Mike), I think our goal is simply over $100 million. I think you can begin to see how we can get there if you look at one first quarter EBITDA running at $16 million and what that might look like on annualized basis. We’ve had stated that we believe there’s an opportunity to take another $25 million out in working capital, and so that probably gives you some ideas as far as the first two component and

WABASH NATIONAL
Moderator: William Greubel
04-30-03/9:00 AM CT
Confirmation # 2114223

then obviously the balance and in the upside, $200 million will come form assets.

(Mike Harris):	That’s fair. You talked about the increase in accounts receivable, I understand a large portion of that is due to the seasonality issues in Q4, just wanted to make sure there wasn’t anything else unusual with the sequential increase

Man:	No (Mike), again, we have several customers that want to actually pay up ahead of schedule, which is kind of a nice phenomenon at the end of the year so they can get the tax deduction in the calendar year so, from a timing standpoint, and plus keep in mind we are shut down the last week and a half or so of the calendar year. We’re not running any new production or generating any new receivable, simply we’re just its all collection.

(Mike Harris):	Okay. The reclassification of approximately $267 million in debt to short term, I certainly understand where that amount is coming from, but my question is, why was a request by (unintelligible) in this quarter if you met your loan covenants for the quarter.

Man:	That’s a very good question, (Mike). It really has to do with our senior debts and what our obligations are under our agreement with our senior note holders. Basically, we have roughly $120 million of our senior debts technically matures after March 31 of 04, mostly in 07, and 08.

However, our senior note holders have the right to accelerate their debt if Wabash is unable to meet our original i.e. 1997, private placement covenant. And based on the two primary covenants under the 1997 placement were a debt to cap of less than 60%. —we’re currently at 81-1/2. The second covenant was a minimum net worth of $135 million. And again we’re

WABASH NATIONAL
Moderator: William Greubel
04-30-03/9:00 AM CT
Confirmation # 2114223

currently running at approximate 75 million. As we look to March of 04 and our probability of meeting these covenants under the senior notes.

In addition, and as we have stated, we have plans to refinance all of our debts later this year. I would say based on assessment of our ability to meet the covenant in March of 04 with our senior note holders as well of our plans to re-finance. We’ve re-classed the $120 million to current.

(Mike Harris):	Okay, so just to clarify for that $120 million that really relates to covenants that were established in 1997?

Man:	Yes.

(Mike Harris):	Interesting. All right. Looking at the debt pay down during the quarter, the net on balanced sheet that pay down was approximately $8 million, I thought that the pay down was tracking a little higher than that for the quarter. Just wanted to discuss were there some off balance sheet debt brought on balance sheet during the quarter, or were there any, you know, present value calculation issues on the request (unintelligible)?

Man:	No. Actually you’re right. The net reduction on balance sheet debt is about $8 to $9 million and we have about another million to $2 million reduction on our off balance sheet debt. I think what you’re referring to (Mike), is we actually had debt pay down of roughly $25 million of our own balance sheet debt that we had to borrow during the first quarter against the revolver of say some $15 to $18 million on a net basis. What we’re saying is, we’ve reduced our debt by net $10 million in the quarter.

(Mike Harris):	Okay. All right, I think, one more question. Interest expense was a little bit lighter than what I was expecting. You’re commented on the increase on the

WABASH NATIONAL
Moderator: William Greubel
04-30-03/9:00 AM CT
Confirmation # 2114223

cost of debt starting April 15, so clearly Q2 is going to see the full impact of the increase cost of debt.

Man:	That’s correct.

(Mike Harris):	Okay, okay. That is all I have for now. I appreciate it.

Man:	Okay, (Mike) thank you.

Man:	Thanks, (Mike).

Operator:	Our next question comes from the line of Jerry Heffernan with Lord Abbot. Please proceed with your question.

(Jerry Heffernan):	Gentlemen, congratulations on some very hard work completed in a very good fashion.

Man:	Thank you.

Man:	Thanks, (Jerry).

(Jerry Heffernan):	I’d like to review the one time bank and financing charges’ associated in the quarter I believe you said it was $1.7?

Man:	That is correct.

(Jerry Heffernan):	And 600 million — I mean 600,000 of that referred to a $2.6 million total piece for, part of the, I guess penalties and stuff associated with the re-work in the covenants. What’s the other $1.1?

WABASH NATIONAL
Moderator: William Greubel
04-30-03/9:00 AM CT
Confirmation # 2114223

Man:	Professional fee.

(Jerry Heffernan):	Professional fees. And

Man:	Legal and basically audit or accountancies. We not only incurred the cost of our professional but we also incurred the cost of our lenders’ professional fee.

(Jerry Heffernan):	But of course, certainly can do it themselves. Is there a tale on these professional fees, I mean, you’re going to be working on a number of financing structures issues going forward. Is that component, that 1.1 component, is that finished for this quarter or how does that goal continue on?

Man:	Yeah. (Unintelligible) obviously to the extent that we do a refinancing. Later in the year there will be cost associated with that. But as far as the amendment goes, the only tale is the — really the $1.9 that gets capitalized and amortized over the next 12 months.

(Jerry Heffernan):	Okay. That total of $1.7 and of which the $1.9 to continue, what line is that seen in the income statement?

Man:	The $1.7 is included in SG&A for the first quarter of 03.

(Jerry Heffernan):	Okay, and the $1.9 yet to be amortized, will that occur in the SG&A also?

Man:	Yeah, I believe it’ll be classified as interest expenses as we amortize it.

(Jerry Heffernan);	Okay, so that $600,000 part of the total $2.6, will actually be in different lines?

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Man:	Yeah, $600,000 is really a “waiver fee”. The remaining balance is on amendment fee and their accounted for differently, the waiver fee of expensed

(Jerry Heffernan):	Okay.

Amendment fee is capitalized and reflected in interest. I know that you discussed this, perhaps a I’m real dense this morning, could you give me again an explanation as to, why the big increase in the receivable line, currently — I mean I understand the seasonality that you discussed but the magnitude seems to exceed the seasonality aspect of it.

Man:	Yeah, I think a couple of things (Jerry), one is towards the view if you go back in the history and look at yearend versus first quarter receivable trend. You will see this a very common trend typically for example at the end of 02 I would have to admit we collected some $30 million that were either paid ahead of the terms with our customers or very quickly such that in essence it’s really related to timing. That’s one issue. Secondly is admission. We are shut down the last week and a half of December, from a production standpoint, so therefore we are not generating any additional revenues or receivable and our run rate may run some $3 million a day, say $2 to $3 million a day, so there may be $20 to $30 million if you will, of production or receivables that would not be generated in December. Does that make sense to you?

(Jerry Heffernan):	Yeah, that does make sense. Well, then on a seasonality basis we would expect this to trail down each quarter through until the fourth quarter or should we say stay at this level and then drop off again at the fourth quarter?

Man:	It really is the function of volume and having said that we expect our volumes in the second quarter to remain flat. I would anticipate our receivables to

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remain flat as well. In the third quarter, again, depending on our build rate, our receivables are simply a function of the build rate. And then yes, it would turn down in the fourth quarter.

(Jerry Heffernan):	Okay, next topic if you would, please, the cost savings, $15 million annualized, and I know you’re still working to improve upon that, however my question is in regards to the first quarter as presented here. This quarter represent a one quarter amount of that $15 million or is some of that yet to be actually realized in the P and L?

Man:	Yes. It will continue to be realized as we go forward. Certainly that’s an annualized amount and we’ll continue to benefit from the improvement as the year progresses.

(Jerry Heffernan):	Okay, so the, you know, where the total (unintelligible) $15 million, one quarter of that and we’ll just take this evenly for ease of discussion here, $12.5. You did not see a $12.5 million expense reduction in this quarter yet. That is yet to come, the full $12.5 per quarter run rate?

Man:	That’s a fair statement.

(Jerry Heffernan):	Okay, I just want to make sure I’m understanding the timing of all this. That’s very good. I will get off now. Thank you very much.

Man:	Thank you, (Jerry).

Operator:	Our next comes from the line of (Carl Weisman) with Early Bird Capital. Please proceed with your question.

(Carl Wiesman):	Good morning, gentlemen. Good quarter.

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Man:	Good morning, thank you.

Man:	Good morning.

(Carl Wiesman):	Couple of very, I guess minor questions. In the past, if you guys file the registration statement, and I was wondering now that your profitable, if you’re going to use the registration statement to perhaps raise 50 million in equity, and I guess the second part of that is, wouldn’t you think by doing that, it would take pressure, or at least the industry perception would be that guys don’t have the pressure to make the 100 million in asset sales, and therefore, you’d probably get a better price for them.

Man:	Well, certainly we did file an S3 at the end of 02. A $50 million registration. At this time, as I mentioned our goal is $100 million in total debt reduction which would not entirely come from the proceeds from asset sales, it comes from in addition come from operation as well as working capital.

Having said that, at this time we do not have any plans to exercise the shelf. We’re really focused on three things: operations and improving our results there, continuing to take out as much in working capital as we can and thirdly the assets. So I think to the extent, we accomplish those three which we believe we will, we think that we’ll be able to meet our goal without the shelf, but simply the shelf was filed to give the company as much flexibility from a capital standpoint as possible.

(Carl Wiesman):	I can definitely appreciate the flexibility. But you have spoken before about your net assets being at approximately $75 million and one of the covenant’s being I believe $120 million, so why wouldn’t you just raised the $50 million,

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get through the covenant and be able to negotiate with the banks with much better terms.

Man:	I’m not quite sure I follow you on your numbers. Well, the $75 million is our minimum equity, so I’m not quite sure I followed your question.

(Carl Wiesman):	How much is the minimum equity that you need to be in line with the bank covenants?

Man:	At the end of the first quarter I believe it was $49.

(Carl Wiesman):	Okay. And you guys were at $75 million.

Man:	We’re at $75 million.

Carl Wiesman:	Because I believe I heard earlier in the call that we’re talking about $120 million that you needed to be added.

Man:	I don’t believe — hangout in just a second I’ll tell you exactly what I said.

(Carl Wiesman):	Okay.

Man:	Our minimum consolidated equity covenant at the end of March is 40 million, our consolidated equity at the end of March first quarter was 75 million, our maximum leverage ratio at the end of March was 95.95 and our actual was 0.82. The EBITDA convent was zero for the end of March and our EBITDA actually was 16 million. And then I talked about the EBITDA covenant trending up, ultimately to 20 million by the end of 03. And those were our covenants.

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(Carl Wiesman):	Okay, great. I think that’s the last of my questions. Thank you.

Man:	Okay.

Operator:	Our next question comes from the line of (Tom Albrecht) with (BB&T). Please proceed with your question.

(Tom Albrecht):	Hey, guys, congratulations. Sigh of relief on number of fronts considering what we’ve all been through here.

Man:	Thanks (Tom).

(Tom Albrecht):	Various questions I wanted to follow up on. First of all, Mark, you mentioned that the EBITDA was 16 million, I’m trying to figure out exactly how you got that, I show 6.6 million of EBIT, $6.7 of DA, and then even if I add back a $1.7 million that’s closer to $15 million rather than $16. Can you help me out there?

Mark Holden:	I think the add back is, presume not even an add back, but it’s the inclusion of the foreign currency gain. In other words we have EBIT, hang on a second...

(Tom Albrecht)	You’re saying that that EBIT of $2.8 or $2.9 million really gets put in EBIT figure?

Mark Holden:	Gets put into the EBITDA figure, correct.

(Tom Albrecht):	Okay. All right and then...

Mark Holden:	And I would just say (Tom), we got the reconciliation out on our Web page of the EBITDA calculation as you and anybody else wants to refer to it.

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(Tom Albrecht):	Okay. I’ll make sure to take a look at that. Also, Mark you were given numbers fast and furious I wanted to make sure I heard the correct amount. Manufacturing produced 9,700 trailers in a quarter. Is that correct?

Mark Holden:	I believe that’s correct, Tom.

(Tom Albrecht):	All right, and then retail, when you talk about 1,100 units, that’s them selling 1,100 units?

Mark Holden:	Yes.

(Tom Albrecht):	But I guess my question is how many units of the 9,700 that manufacturing built went to the retail.

Mark Holden:	Twelve hundred and fifty four. So that when you add, actually its 1,141 units at the retail business that were sold or invoiced, on manufacturing business is 9713, that were “invoiced”. But then the 9,700 that includes 1,250 that were built for the branches and so therefore it gets eliminated.

(Tom Albrecht):	Okay. And then how many used trailers did the retail network sell during the quarter, you had net decline of, I know, 1,000 quarter over quarter from the December quarter but in total I guess a gross used trailer figure, how many did they sell?

Mark Holden:	They sold right at 3,500 trailers, (Tom).

(Tom Albrecht):	Bill, we’ve talked in the past about a healthy branch ought to be able to sell maybe 500 to 800 new trailers per year which would be just a phenomenal number on an annual level. Eleven hundred and forty one is a big step, I think

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you’ve been doing, you know, less than that but how quickly can that improve in terms of new unit sold through the retail network?

William Greubel:	Well, we’ll see that on a quarterly basis. Can’t divulge what our budget is but I’ll tell you that there’s certainly underperforming where we feel they should be. Again, this an area that we’re bumping against pretty good competition, we’re picking and choosing our accounts, I think (Tom), if we wanted to be exceptionally successful in volume, we could do that. But we would give up price in going that route. And I’m not ready to certainly throw in the towel. There is a good opportunity now with Freight Pro line coming on stream and our customers has finally seen the quality of that product coming off the lines and we should see some improvement in our sales roughly in 45 to 60 days. Understand that’s the type of backlog that we would have to encounter going forward. So, what you’ll see in the second quarter is continuation of selling often the inventory that’s on the lock and orders coming in for the third and fourth quarter. We have very focused accounts, we have improved the condition and the capability of our sales force. So I’m somewhat bullish that in that particular area, we will see vast improvement and you’re correct, we think that at the branches between 500 and 800 is a good average and a good goal. When you do that multiplication on 32 branches you can see the delta that we’re trying to aspire to. That’s not something that I can confidently say at the end of the year we’re going to be there. What I can say very confidently at the end of the year we’ll be moving in on that.

(Tom Albrecht):	Okay. I believe that St. Louis branch was announced to be closed a while back, but I think it’s still open.

William Greubel:	No, that was the corporate headquarters.

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(Tom Albrecht):	That’s what I meant, corporate for retail. Is that still open right now and are there still some expenses there and a kind of delay closure there?

William Greubel:	No, that was moved at the end of the year.

Man:	I can speak to that, (Tom). We have I believe a few employees still based in St. Louis assisting on the divestiture of our rental fleet . . .

(Tom Albrecht):	Okay.

Man:	Okay and we have office lease that runs I believe for some period of time that we already accrued that (pay) associated with a lease in 02. But nonetheless we have an office there, but only with the less than a handful of people that are associated with our rental fleet. Everything else and everybody else was moved up to . . .

(Tom Albrecht):	Okay, so the rental expense for that office was already accrued, so there’s no current expense, I guess so that’s what I am trying to get at.

Man:	That’s correct.

(Tom Albrecht):	Okay, and then your thoughts on potential additional branch closures. I’m sure it is a sensitive subject, Bill but any potential candidates still here in the next quarter to put out name in cities, perhaps?

William Greubel:	Well, certainly I’m not going to name any cities. We are going to get you a level that the branches are going to have show profitability and maintain it then grow it and it will be up to the individual branch to decide their future. At this point in time, we have a significant amount of branches yet that

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haven’t achieved a profitable level of EBITDA for us and as such, I think they are very aware of their tenuous situation.

(Tom Albrecht):	Okay. How did the quarter flow, I mean we had the exciting press release in late February about January, I know certainly (Freight World) had an awful February but I can’t see that impacting your volumes or bottom line quite as much. Can you talk about how February and March stacked up relative to what you saw in January and maybe break it down to manufacturing and retail as a discussion?

Man:	From a production stand point, I think we’ve been basically flat and on a retail basis naturally in February with the storms, we have some issues there I think everyone else in the industry did. We have started to see some pick up in a retail business in March and we believe that’s probably going to carry through for a while. As far as orders are concerned, we’re still in the (unintelligible).

(Tom Albrecht):	All right.

Man:	We can get one or two really, really good weeks and then we can follow with something that’s heck a lot slower than that. I think as Mark explained our backlog, it’s basically flat quarter over quarter and that gives you an indication of where we are going. We are seeing, on a very positive basis, a heck a lot of quotes starting to come in. Most of this quoting activity still is not from the core partners that we have but from other areas and we are pursuing those quotes to see if we can pick up some of that business and we have been relatively successful in either increasing our share at some companies that we have a smaller piece of business with, or picking up new accounts. Nothing yet to write home about but our focus on account has started to show some very positive results.

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(Tom Albrecht):	Okay. Mark, did I hear you correctly, $28 million in sales for service and parts during the quarter?

Mark Holden:	That is correct, (Tom).

(Tom Albrecht):	And how does that number compare versus last year?

Mark Holden:	It’s down to 4% compared to a year ago.

(Tom Albrecht):	Okay. Here I got a lot of questions. I know in a turn around like this where there is so much leverage working for you and against you, you probably don’t want to talk too much about forecast but you know, I think, I know one of the questions I’ve already been asked is you’ve come so far, it’s easy to start extrapolating high and mighty numbers but I guess what I am sensing from you is while we’ll see some more improvement in Q2, that we shouldn’t go crazy with the earnings per share numbers until we see a more sustainable pick up and demand. Can you comment on that a little bit?

Man:	I think you’ve said that very appropriately.

Man:	I couldn’t do better there myself.

(Tom Albrecht):	We’ll run the numbers and grow some assumptions by you later today but I think to just make sure here I’ve got all the questions, with the revolver at maybe $17 million or $18 million as of the end of the quarter, do you believe you’ll be able to get that back down to about zero here in the second quarter? I would imagine part of it, the draw down was both seasonal combined with some other concerns with your vendors that should have gone away by now.

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Man:	Yes, as I have mentioned two things, you are right with our vendors. Now that we have the re-financing and amendment in place, I think we’ll see anywhere from six days $10 million of additional trade credit as improvement as well as I think we’ll see a general trend down in inventory. I think what the things that Dick was talking about, we see it in the various buckets within our inventory. We see for example our work in process category declined pretty significantly and then it moves in to our finished goods inventory, so now, we are working closer with our customers and trying to do better job of moving the trailers out with our customers. So I think we’ll see you’ll experience some benefit in the finished goods area over the balance of this year. In addition on a used trailer front, I think we’ll probably have an over 1,000 trailers that are still a remnant of our problem 2, 3 years ago that were now in the process of clearing out. So I think it will convert probably another $6 to $10 million of used trailers to cash, over the next two quarters.

(Tom Albrecht):	Okay. In terms of the inventories, if I could drill in or, you mentioned that about $18.6 million of the $135 million is used trailers. Can you give us a ballpark figure for how much is raw materials and how much is finished goods?

Man:	Sure. Raw materials were at $29 million. Work in process is about $8, finished new trailers will be about $65 million, used trailers are around $18 million and then our parts inventory is approximately $16 million.

(Tom Albrecht):	Okay.

Man:	And again, if we looked at it quarter over quarter, the biggest change is really between WIP and finished goods. We moved roughly $8 million or so out of work in process and to finished and like I said now, the opportunity and

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challenges to work with our customers who (unintelligible) pick up the equipment.

(Tom Albrecht):	Okay. Refresh my memory on your second year cost goals, was it $35 million kind of this coming May through the next May or was it another $50 million? Because I know this past year, I believe is $35 million, so you have exceeded that.

Man:	Right. What we want to do (Tom), is within $35 million on annual basis up to May of this year and then another $35 million over the next two years. Internally naturally our targets are a little bit higher than that and we’ve met our internal goal for the first year and our internal goal for the next two years is roughly the same as the first year.

(Tom Albrecht):	So that will be $35 million cumulative over the two years or two more times?

Man:	That would be wonderful but right now we are only telling you guys $35 million over the next two. All our numbers are different and we want to achieve our numbers because that’s where we’re incentivesed.

Man:	Okay, you just got a reaction out of Dick, (Tom)

(Tom Albrecht):	That will keep him on his toes. I think a couple of other questions: I believe at the end of the December quarter, Dick you might know this number but you guys gave us a figure, where you were, I think you were little shy of this $35 million goal as of the end of the December quarter maybe $30 million.

Richard Giromini:	That’s pretty close, (Tom). We were just shy of $29 million at that point on an annualized basis.

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(Tom Albrecht):	Okay. So then you had a tremendous first quarter for cost. In other words, the $20 to $21 million annualized you realized, I think, one of the earlier questions I think the guy really trying to get at the point of, the improvement you just saw in the first quarter, forget about the $50 million target, that $21 million type of number. How much of that do you think you really realized this quarter, it seemed to me the best you probably couldn’t realize more than about a half of that.

Man:	Well, Tom let me clarify. First of all, the $50 million number included about $10 million of other reductions through working capital improvements and such. About $40 million was tied to the manufacturing, productivity improvements, labor costs reductions and purchased material reductions. So I think our basis number really is $40 million when it comes to the manufacturing side.

(Tom Albrecht):	Okay.

Man:	So we generated between $10 million and $11 million of incremental improvement over and above what we reported at the end of December.

(Tom Albrecht):	Okay.

Man:	Thus far this year, and on a total annualized basis, cumulative, only look at what we have done reported through the end of December and now through the first quarter of this year. That is where the $40 million annualized number comes from.

(Tom Albrecht):	Okay. That’s a very helpful there. (Unintelligible) for these things. Where do you stand on line one Dick, in terms of number of workstations right now and

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approximate time? Where do you think you can go maybe the three or four months?

Richard Giromini:	We’re on the verge of completing that second wave of lean manufacturing CI vents throughout that line and were expecting to see some further improvements on that line during the next quarter.

(Tom Albrecht):	Okay. I guess I was a little surprise the first pass yield of 63% while that’s a gargantuan improvement compared to early days of 2% or whatever. Thought maybe it would be closer to 75%, can you talk a little bit about the 63% figure? Was that brought down by the introduction of Freight Pro or were just other things that you are still working on?

Richard Giromini:	What we’ve done, (Tom) as I tried to allude to, as we continue to drive for best in class, excellence in quality, out going quality, as we continue to get feedback from customers on what their expectations are, and as we learn what the expectations need to be, we continue to increase or raise the bar on what the outgoing quality expectations are. That was the reference I made to the 18 point file inspection checkpoint system that we’ve installed. When we’re doing our reviews of our product now, were reviewing against much more critical criteria than what we may have been doing previously. So the 63% measure is against top of the criteria. I am not disappointed or discouraged at all by the 63%, what we are getting today is 63%, would be equated based on the old criteria is probably an excess of 80%.

(Tom Albrecht):	Okay.

Richard Giromini:	The way we are measuring last fall. We just market that when we implement it. We just implemented the 18 points system early March. So we’re building up from there and I expect that it just continue to improve as our folks learn

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the expectations, we work with them, we educate them, we put the systems in place and we continue to drive-out the process variation.

(Tom Albrecht):	Thanks. That is helpful there and then lastly, on the reefer line, I think that is in the South plant, what’s your latest thoughts in being able to move that up to the North plant? I am sure even if Dick works his magic down there that it’s still going to be harder to realize some of the efficiencies being in a separate plant location from where everything else is.

Man:	At this point (Tom), that’s under review and we’re looking at the possibilities and opportunities to be able to do that, there’s some space restrictions issues. Our focus right now for the immediate quarter is to really continue to optimize the operation in the South plant. I think we got a lot of upside there, still, we made some real stride during this past quarter and I don’t want to suggest that we will in fact move it. We are always looking at opportunities, so it something that we are evaluating but I don’t want to suggest that will not happen. Our focus currently is to optimize what we have down there. I think there’s a lot of upside.

(Tom Albrecht):	How much of your production roughly is reefer’s versus other products?

Mark Holden:	I don’t have it on top of my head, Tom, but historically; refrigerated trailer product line has run anywhere say 10% to 15% of our total production.

Man:	(Unintelligible)

Tom:	I am sorry, Mark. What was your . . .

Mark Holden:	That’s some kind of historic range, 10% to 15%.

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(Tom Albrecht):	Yes, okay. That will be good enough, just for my understanding. Okay, well great, delighted to get the quarter and congrats again.

Man:	Thanks, (Tom).

Operator:	Our next question comes from the line of (Laurence Kam) with (Sonic Capital). Please proceed to your question.

(Laurence Kam):	Hi, guys. I thought that you guys said that you repaid a 100 million debt in 2002 and then on February 28, you said you repaid another 18.5 million but on the balance sheet, it only went down by 65 million on 2002 and only 8 million as you intimated in the first quarter. I guess, I am little disturbed that you are intimating a gross number of set pay downs when you are actually using a revolver to pay that against that, because that is really net out to zero.

Man:	Let me say, clarify what your comments were. The pay down in 02 was a $100 million, between on balance sheet and off balance sheet that you alluded to on balance sheet components, so when you look at our total debt in 02, we paid down a $100 million. In the first quarter as I just got just finished walking through on a call, net basis we pay down $10 million.

We had there on certain components of that debt, we would have greater pay downs but then as I have previously mentioned, we had borrowings on the revolver so on a net basis our pay down on the first quarter comes out right at 10 million.

(Laurence Kam):	Right. You also said that the company would be constrained from liquidity and customer supply relationship perspective, if you couldn’t prevent the debt from going from a non-current to a current status and if that’s exactly what happens, so given that’s the case, what disruptions have you seen?

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Man:	Yes, that’s not what we said. We said that we were unsuccessful in amending our credit facilities then we could experience that. Obviously we successfully completed that amendment, so . . .

(Laurence Kam):	But the problem was that was moved, that if you are unsuccessful, that would move from non-current to current and that’s exactly what happened.

Man:	Well, now what I meant was, we know all debt would become due and payable immediately. Not moving from long term to current balance sheet.

(Laurence Kam):	Okay, so now it’s only due nine months hence.

Man:	And again, as I have mentioned, we have through March of 04 and we stated for some time that our re-financing that we conducted in the first quarter of 02 was a two year bridge facility to allow the company to turn the operations around, pay down as much debt as possible to then do a re-financing and we haven’t changed that answer or that quarter.

(Laurence Kam):	My understanding is that the renegotiations in 03 accelerated the re-payment schedule so that they’re all due in the first quarter of 04. Am I correct in that understanding?

Man:	No, it’s not correct.

(Laurence Kam):	Where am I misunderstanding?

Man:	Again, I would encourage you to go back and listen to the replay of the call today; they’ll walk you through exactly what the amendment entails and what the result of the outcome was.

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(Laurence Kam):	Well, I read the 10K and that was my understanding from the 10K.

Man:	What’s your understanding?

(Laurence Kam):	That becomes due within the first quarter of 04 and that you need to have that re-negotiated by January of 04.

Man:	Yes, that’s correct and that hasn’t changed any.

(Laurence Kam):	So that was not a change from the 02 re-negotiation?

Man:	No, it’s not. The 03 negotiations did not change any of our debt maturity other than the current year for 03, we did see a slight reduction in the principal payment obligation for the remainder of 03.

(Laurence Kam):	But there was an increase in the 04 re-payment schedule.

Man:	Absolutely, and at the end, I guess I am not sure I recall whom I am talking to. At the end of the day I think what you are trying to say is that, is does our debt can be payable at the end of March of 04? You bet, that hasn’t change and it hasn’t change the company’s plan or expectations to do a re-financing some time this year.

(Laurence Kam):	Okay, thank you very much.

Operator:	Our next question comes from the line of David Anderson with Anderson Hoaglan and Company. Please proceed with your question.

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(David Anderson):	Thank you, great quarter. One question, in February you talked about in your cost of goods sold 65% of that was material and the prices per trailer were up $175 or $200 as a function of increasing wood and steel prices. I am interested to know, did those price increases hold and sort of what is going on currently in terms of raw material cost and pricing (pass through)?

Man:	Raw material cost we’re, basically steel were not to (fast) with nor aluminum, on wood products, of course we’re in the wood products business, we are seeing that raw material go up last year, we had basically three price increases that came through. We are not the leader in raising those prices. However, one of the larger foreign manufacturers for the trailer industries has raised their prices and we have followed suit. We are little bit ahead of them as far as what our prices to our customers, so I would say that we are getting most of that price increase through.

(David Anderson):	Okay. Second question Bill, can you say anything about the source of the increase industry wide demand? Is this purchase of trailers that was deferred when they were trying to beat the environmental deadline on cab or is this a normal replacement cycle or is some of this economically sensitive or do you have any thoughts about the rational behind the pick-up here?

William Greubel:	I think it’s kind of all of the above. It really depends on the customer and what they are looking at. Some certainly are replacing some of their fleet; we are seeing a lot of that with the one of our largest customers. We are also seeing some other people pick-up new business and as such they need trailers for that. I think a lot of folks who are not investing in the tractor side of the business are doing either or type of thing. I would say that preponderance of the business that we are seeing is replacement and not growth.

WABASH NATIONAL
Moderator: William Greubel
04-30-03/9:00 AM CT
Confirmation # 2114223

(David Anderson):	Okay. Last point, is there anything you can say about core partner orders in other words you’ve got the fashion side well on its way, you are focused on the branches. What is your strategy from a marketing point of view with respect to the core partners at this point?

Man:	Our relationship with core partners is still very, very good. I think that, really their issue is determining where they are going and where the economy is going forward. This is a lot different than what we saw in 96 and 91 where when the industry starts to turn, everyone comes in, they buy in preparation for the future. I think a lot of our core partners are very, very financially astute and they’re now saying — why do that, because all I do then is add more supplies so it becomes a buyers market instead of a seller’s market. So they’re balancing this pretty nicely, they’re seeing some of their prices go up, I think we just been able to see that if you’ve been listening in on the (JB Hanson) and the (Heartlands) and so forth. They’re getting rate increases. I think they’re just playing a little bit more close to this. I think they are also looking at the industry and saying, you know, with increased insurance and the cost of fuel, a lot of the players are leaving the market, a lot of shippers right now are concerned about that, they want to have consistency in products that’s moving out. So there’s a plight for quality, all this spells well for us, it’s just more of a waiting game. From the partners stand point, we are in negotiation, we are having a lot of discussion, but they are just not ready to go yet.

(David Anderson):	That’s very helpful. Thanks again for some great work on this company.

Man:	Okay, thank you. We have time for one more question.

WABASH NATIONAL
Moderator: William Greubel
04-30-03/9:00 AM CT
Confirmation # 2114223

Operator:	Gentlemen, at this time I am showing no more questions, I will now turn the call back to you. Please continue with your presentation or any closing remark.

Man:	We are very pleased with what we have done in the first quarter, as I have said a few million bucks ain’t the year. And we are still focused on where we want to go, I reiterate we are going to pay down debt, we are going to get ourselves in a very, very good position to re-finance our debt later this year and we are going to do everything that’s necessary in order to achieve that success. Thanks for your time; we’ll talk to you in a quarter. Bye.

Operator:	Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.

END